CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of All Marketing Solutions, Inc., of our report dated June 27, 2017 on our audit of the financial statements of All Marketing Solutions, Inc. as of December 31, 2016, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2016, and the reference to us under the caption “Experts”.

/s/ AMC Auditing

AMC Auditing

Las Vegas, Nevada

June 30, 2017